Exhibit 4.55

English Summary

of

Agreement on the Acquisition of CDMA Network Assets and Associated Liabilities

Between

China Telecommunications Corporation

and

Registrant

On August 20, 2012, the Registrant and China Telecommunications Corporation entered into the an acquisition agreement (the “Acquisition Agreement”), pursuant to which the Registrant has agreed to purchase, and China Telecommunications Corporation has agreed to sell, certain assets and associated liabilities relating to the CDMA Network (the “Acquisition Target”) held by China Telecommunications Corporation through its branches located in 30 provinces, municipalities and autonomous regions in the PRC (which do not include Xizang Autonomous Region) (the “Acquisition”).

Acquisition Target to be Acquired

The Acquisition Target comprises the following assets and associated liabilities relating to the CDMA Network:

(1) the assets, including certain assets of China Telecommunications Corporation held by its branches in the 30 provinces, municipalities and autonomous regions, including but not limited to the land use rights, buildings and structures with good and valid title that are owned by China Telecommunications Corporation and other auxiliary facilities, general facilities, line equipment, wired transmission equipment, wireless transmission equipment, switching equipment, digital communication equipment, corporate information system equipment, emergency communication equipment, mobile communication equipment and power supply equipment, software copyrights and patented technologies, together with contracts, agreements and operating records, documents and files related to these assets, except certain assets that will be retained by such branches of China Telecommunications Corporation (the “Assets”); and

(2) the associated liabilities, including liabilities of China Telecommunications Corporation assumed by its branches in the 30 provinces, municipalities and autonomous regions to be transferred in association with the transfer of the Assets, and relevant contracts, agreements, records, documents and files related to these liabilities, except certain liabilities that will be retained by such branches of China Telecommunications Corporation (the “Liablities”).

Consideration

The initial consideration for the Acquisition is RMB84,595,410,000 (equivalent to approximately HK$103,671 million) (the “Initial Consideration”), and is subject to price adjustment in accordance with the mechanism described in the Acquisition Agreement to arrive at the final consideration (the “Final Consideration”).

The Initial Consideration, which will be adjusted by the price adjustment as specified in the Acquisition Agreement to reflect the change in the value of the Acquisition Target between the date following the base date for the asset appraisal of the Acquisition Target (being March 31, 2012) up to (and including) December 31, 2012 (the “Completion Date”), will form the Final Consideration payable by the Registrant to China Telecommunications Corporation for the Acquisition. A mutually recognised auditor will be appointed to conduct an audit on the financial information of the Acquisition Target within a reasonable period of time after the Completion Date. The price adjustment will be based on the change of the carrying amount, which will primarily be driven by the capital expenditure, the depreciation and the changes in the liabilities in relation to the Acquisition Target betweem March 31, 2012 and December 31, 2012. The amount of the price adjustment will not be more than RMB3,000 million. The Final Consideration will not be more than RMB87,595,410,000.

The Final Consideration will be payable in cash by the Registrant to China Telecommunications Corporation as follows: (i) RMB25,500 million will be payable within five Business Days following the Completion Date and (ii) the balance of the Final Consideration (the “Deferred Payment”) will be payable on or before the fifth anniversary of the Completion Date after all the conditions precedent set out below have been fulfilled or otherwise waived by both parties.

The Registrant may, from time to time, prepay all or part of the Deferred Payment at any time after the Completion Date without penalty until the fifth anniversary of the Completion Date. The Registrant will pay interest on the outstanding amount of the Deferred Payment to China Telecommunications Corporation at half-yearly intervals and the interest will accrue from the day following the Completion Date. The interest rate will be set at a 5 basis points premium to the yield of the 5-year super AAA rated Medium Term Notes most recently published by the National Association of Financial Market Institutional Investors before the Completion Date and will be adjusted once a year in accordance with the last yield of the 5-year super AAA rated Medium Term Notes published by the National Association of Financial Market Institutional Investors at the end of each year.

In the event any amount payable by the Registrant under the Acquisition Agreement is not paid when due, the Registrant will be required to pay the liquidated damages on such amount at a daily rate of 0.03% of the arrears from the day following the applicable due date to the date that such amount has actually been paid in full.

Representations and Warranties

Undertakings, representations and warranties of China Telecommunications Corporation

(1) China Telecommunications Corporation has made certain representations and warranties in relation to, amongst others, its legality and qualification, information provided to the Registrant regarding the Acquisition Target, the operation legality of its branches in the 30 provinces, municipalities and autonomous regions, the account of branches prior to the Completion Date, the conditions of the Assets, land use rights and properties to be acquired or leased by the Registrant , intellectual property rights, the existing contract relationships and business arrangements relating to the Acquisition Target, its compliance with tax and other laws in relation to the Acquisition Target, and litigations and investigations.

(2) Each of the representations and warranties made by China Telecommunications Corporation under the Acquisition Agreement shall remain valid upon execution of the Acquisition Agreement and after the completion of the transfer of the Acquisition Target.

Undertakings, representations and warranties of the Registrant

The Registrant has made certain representations and warranties in relation to, amongst others, its legality and qualification, its eligibility of executing and performing the Acquisition Agreement and the payment of the Final Consideration.

The Acquisition Agreement Becomning Effective

The Acquisition Agreement will become effective when all of the following conditions are fulfilled:

(i) the Acquisition Agreement having been executed by the legal representative of each party or their respective authorised representatives with official company seals of both parties affixed to the Acquisition Agreement;

(ii) the Acquisition having been approved by China Telecommunications Corporation;

(iii) the Acquisition having been approved by the board of directors, the Independent Board Committee and the Independent Shareholders of the Registrant ; and

(iv) all required approvals, consents, authorisations and filings in connection with the Acquisition from the relevant government and regulatory authorities in the PRC, which shall include but not limited to the approval from the State-owned Assets Supervision and Administration Commission of the State Council of the PRC, having been obtained.

Conditions Precedent to Completion

The completion of the Acquisition is conditional upon the fulfilment of the following conditions:

(i) the Acquisition Agreement having become effective;

(ii) each of the representations and warranties made by China Telecommunications Corporation at the date of the Acquisition Agreement remaining true, accurate and complete and none of them being misleading or false or containing any material omission in all material aspects;

(iii) all undertakings, obligations and conditions that should be performed or observed by China Telecommunications Corporation before the Completion Date as provided in the Acquisition Agreement having been duly performed and observed by China Telecommunications Corporation;

(iv) no event having occurred which has or will have any material adverse impact on the condition of the Acquisition Target; and

(v) China Telecommunications Corporation having performed all necessary procedures for the completion of the Acquisition required by applicable laws and/or binding agreements and documents in relation to the Acquisition, including but not limited to the procedures of announcing to/notifying creditors or obtaining consent from creditors and obtaining written consent from third parties if any of the Assets are subject to any third party rights or restrictions on such rights have been released.